Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Chess Supersite Corporation:

We consent to the inclusion in the foregoing Registration Statement on Form S-1/A (Registration No. 333-200845) of our report dated March 31, 2015 relating to our audit of the balance sheets of Chess Supersite (the “Company”) as of December 31, 2014, and the related statements of operations, changes in stockholders' equity, and cash flows for the period from July 2, 2013 (Inception) to December 31, 2014. Our report dated March 31, 2015, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

May 21, 2015